Exhibit 5.1

Morgan, Lewis & Bockius LLP

One Federal Street
Boston, Massachusetts 02110-1726

Tel. +1.617.341.7700

Fax: +1.617.341.7701

www.morganlewis.com

February 1, 2019

Leap Therapeutics, Inc.

47 Thorndike Street, Suite B1-1

Cambridge, MA

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing of a prospectus supplement, dated January 31, 2019 (the “Prospectus Supplement”), to a Registration Statement on Form S-3, Registration No. 333-223419 (the “Registration Statement”) filed by Leap Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the public sale of (a) 6,571,428 shares of the Company’s common stock (the “Firm Shares”), (b) warrants to purchase up to an aggregate of 6,571,428 shares of common stock (the “Firm Warrants”), (c) an option to purchase up to 985,714 shares of the Company’s common stock (the “Option Shares”, and, together with the Firm Shares, the “Shares”) and/or (d) an option to purchase warrants to purchase up to 985,714 shares of common stock (the “Option Warrants”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated February 1, 2019 by and among the Company and Raymond James & Associates, Inc. and Ladenburg Thalmann & Co. Inc., as representatives of the several Underwriters named therein.  The Shares, the Firm Warrants and the Option Warrants are to be sold pursuant to the Prospectus Supplement and the base prospectus included in the Registration Statement, dated March 16, 2018 (together with the Prospectus Supplement, the “Prospectus”). The Underwriting Agreement is being filed as an exhibit to a Current Report on Form 8-K and will be incorporated by reference into the Registration Statement.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon written actions by the board of directors of the Company and certificates of certain officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates and written actions by the board of directors of the Company.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the certificate of incorporation and bylaws of the Company, (ii) the Registration Statement and the exhibits thereto filed with the Commission, (iii) the Prospectus, (iv) the Underwriting Agreement, and (v) the written actions of the board of directors referenced above.

We have assumed that any Warrants issued by the Company pursuant to the Registration Statement, the Prospectus Supplement and the Underwriting Agreement will be issued under one or more valid, binding, and enforceable warrant or similar agreement and the certificates for the Warrants will be duly executed and delivered by the Company.  We have further assumed that any shares of common stock issued pursuant to the Firm Warrants or the Option Warrants from time to time will not exceed the maximum number of authorized and unissued shares of common stock then available.

The enforcement of any obligations of the Company may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies, including, without limitation, fraudulent conveyance and fraudulent transfer laws.

Our opinions are subject to the effects of general principles of equity (whether considered in a proceeding at law or in equity), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality and reasonableness, and the implied duty of good faith and fair dealing.

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

Based on such examination and subject to the foregoing, we are of the opinion that:

(a) the Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Underwriting Agreement, will be duly and validly issued, fully paid and non-assessable;

(b) following (i) execution and delivery by the Company of the Firm Warrants and Option Warrants pursuant to the terms of the Underwriting Agreement, (ii) receipt by the Company of the consideration for the Firm Warrants and Option Warrants specified in the resolutions of the Pricing Committee of the Board of Directors, and (iii) exercise of the Firm Warrants and Option Warrants pursuant to their terms, receipt by the Company of the exercise price for the shares of common stock as specified in the Firm Warrants and Option Warrants and issuance for the shares of common stock thereunder, such shares of common stock will be validly issued, fully paid and non-assessable; and

(c)  the Firm Warrants and Option Warrants, when the certificates for the applicable Firm Warrants and/or Option Warrants have been duly authorized, executed and delivered by the Company against the payment specified therefor, will be valid and binding obligations of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2019 (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the reference to this firm therein and under the heading “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the issuance and sale of the Securities subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP